Exhibit 99.1

Media Contacts:
Karen Blasing, 650-847-0000 (investors)	Matt Keowen, 650-847-0000 (Press)
kblasing@nuance.com	mkeowen@nuance.com

NUANCE REPORTS SECOND QUARTER 2004 RESULTS

Total Revenue Grows 11% Year Over Year;

MENLO PARK, Calif. — (BUSINESS WIRE)—July 26, 2004 — Nuance (Nasdaq:NUAN) today announced results for its second quarter ended June 30, 2004. Total revenue for the quarter was $14.4 million, up 11% from $12.9 million in the same period of the previous fiscal year, and up 13% over the $12.7 million reported in the first quarter of 2004.

Software license revenue for the second quarter was $7.2 million, up 16% from $6.2 million in the same period last year, and up 31% from the $5.5 million in first quarter 2004. Service revenue for the second quarter was $3.4 million, down approximately 5% from $3.6 million in the same period last year, and down 5% from the $3.6 million in the first quarter of 2004. Maintenance revenue for the second quarter was $3.8 million, up 22 % from $3.1 million in the same quarter last year, and up 5% from the $3.6 million in the first quarter of 2004.

Net loss for the second quarter was $1.6 million, or $0.05 net loss per share. This compares to a net loss of $2.7 million, or $0.08 net loss per share, in the same period last year. Net loss for the first quarter of 2004 was $2.6 million, or $0.07 net loss per share.

As of June 30, 2004, the Company had $101.4 million in unrestricted cash, cash equivalents and investments.

“We continue to grow revenues and deliver ground breaking products to our customers and partners,” said Chuck Berger, president and CEO of Nuance. “At the same time we are focused on improving our execution, managing costs and strengthening our management team. We are particularly excited about the addition of Glenn Cross as the head of worldwide sales and professional services, announced shortly after the end of the second quarter. His experience and leadership will bring significant value to our sales and service teams.”

Expanded Product Line

In the second quarter, Nuance launched two new offerings, including Nuance Caller Authentication™ and the Nuance Flexible Application Suites™.

Introduced in April, Nuance Caller Authentication addresses the need to accurately identify callers before giving them access to data and transactions. Nuance combined the capabilities of Nuance Verifier™ with our extensive experience in speech application development to deliver an application that is easy to deploy, yet highly accurate. When combined with Nuance Call Steering™, customers can generate substantial savings and improvements in the customer experience by fully automating the first point of contact with a customer, verifying their identity and routing them to a live agent or an automated application that is appropriate for their needs. In addition, Nuance Verifier recently won an independent comparison of voice authentication software by a substantial margin, demonstrating Nuance’s leadership in this space.

Nuance Flexible Application Suites were announced in May in response to customers’ and partners’ needs to reduce the time and lower the cost of deploying speech applications. Nuance has leveraged the experience gained from more than 1000 customer engagements to deliver industry-specific, packaged application suites across a number of industries, including telecommunications, retail banking, credit card, insurance, healthcare and utilities. The application suites include a robust application design and development environment that enables customers and partners to easily and quickly configure and maintain the applications themselves. With these suites, customers will benefit from a lower total cost of ownership and significantly shorter deployment times. As a result of our market share leadership and experience, Nuance is uniquely positioned to deliver such a wide range of application suites.

Customer Wins

Nuance announced a number of key wins, worked with a range of new companies on their initial speech implements, and expanded relationships with existing customers during the second quarter. These included AUSTAR, Blue Cross and Blue Shield of Florida, Federated Department Stores, Premera Blue Cross, Vodafone Spain, TELUS Communications and others.

Contracts with these companies were won directly by Nuance and through its partners, including Edify, Holly, Nortel Networks, VerifyMe, Viecore, WorkForce Technologies, and Ydilo, amongst others.

Industry Recognition and Events

During the second quarter, the Nuance Application Environment was named the Best Development Environment at the 2004 AVIOS-SpeechTEK conference and trade show. The Nuance Application Environment helps businesses simplify design and maintenance, provides design testing, generates VoiceXML code, streamlines deployment through a Connection Wizard, and enables unified management and reporting.

Additionally, Nuance completed its seventh annual V-World Conference in Orlando, Florida. This three-day event brought together hundreds of individuals from companies that are deploying and/or reselling voice automation systems. Sponsoring partners included Aculab, Apptera, BeVocal, Brooktrout Technology, Cisco, Edify, Empirix, HTI Voice Solutions, Intel, Intervoice, Lucent Technologies, NMS Communications, Nortel Networks, Sun Microsystems, Syntellect, TekVision Communications and Versay Solutions. Keynoters included executives from AAA Minnesota/Iowa, Armstrong World Industries, Citigroup UK, Suncorp-Metway, TELUS, T-Mobile, United Utilities and Vodafone Spain. The conference enabled Nuance to showcase how its customers and partners are putting voice automation to work, boosting customer service, reducing costs and generating revenue.

About Nuance

In markets around the world, leading enterprises and telecommunications carriers — including Avon, British Airways, Expedia, Nomura Securities, OnStar, Sprint PCS, United Parcel Service, Vodafone and Wells Fargo — have worked with Nuance to ensure the best possible results from their investment in voice. Nuance is the global leader in voice automation, providing software and solutions to more than 1,000 companies worldwide. Nuance (Nasdaq:NUAN) is headquartered in Menlo Park, Calif. and has offices around the world. For more information, visit www.nuance.com or call 1-888-NUANCE-8.

This press release contains forward-looking statements, including, for example, those relating to the business and customer benefits attainable by using Nuance’s speech products. There is no assurance that the results contemplated or implied by any forward-looking statements will be realized. The following factors, risks and uncertainties, among others, could cause actual results to differ materially from those contemplated by this press release’s forward-looking statements: the risk that one or more of our products will not achieve or produce anticipated or projected design, development and deployment ease and speed, performance attributes and levels, cost savings, customer satisfaction, revenue increases and/or other benefits in some or all circumstances; and other factors described in Nuance’s filings with the Securities and Exchange Commission, including in Nuance’s last-filed Form 10-Q. Nuance does not undertake to update any oral or written forward-looking statements that may be made by or on behalf of Nuance.

Nuance, Nuance Verifier, Nuance Voice Platform, Nuance Call Steering, Nuance Flexible Application Suites, Nuance Application Environment and Nuance Caller Authentication are registered trademarks or trademarks of Nuance Communications, Inc. All other trademarks are property of their respective owners.

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenue:
License	$7,169	$6,236	$12,672	$12,314
Service	3,412	3,626	6,974	6,437
Maintenance	3,812	3,062	7,449	5,736

Total revenue	14,393	12,924	27,095	24,487

Cost of revenue:
License	140	84	228	180
Service	2,374	2,521	5,027	4,965
Maintenance	718	634	1,442	1,280

Total cost of revenue	3,232	3,239	6,697	6,425

Gross profit	11,161	9,685	20,398	18,062

Operating expenses:
Sales and marketing	7,516	7,291	13,790	14,353
Research and development	3,740	3,972	7,913	7,827
General and administrative	1,827	3,005	3,523	6,139
Non-cash compensation (credit) expense	--	(88)	73	(14)
Restructuring credit	--	--	(41)	(943)

Total operating expenses	13,083	14,180	25,258	27,362

Loss from operations	(1,922)	(4,495)	(4,860)	(9,300)
Interest and other income, net	306	253	540	719

Loss before income taxes	(1,616)	(4,242)	(4,320)	(8,581)
Benefit from income taxes	(20)	(1,575)	(117)	(1,639)

Net loss	$(1,596)	$(2,667)	$(4,203)	$(6,942)

Basic and diluted net loss per share	$(0.05)	$(0.08)	$(0.12)	$(0.20)

Shares used to compute basic and diluted net loss per share	35,386	34,375	35,226	34,272

Reconciliation of net loss in accordance with generally
accepted accounting principles to pro forma net loss:

Net loss	$(1,596)	$(2,667)	$(4,203)	$(6,942)
Non-cash compensation (credit) expense	--	(88)	73	(14)
Restructure credit	--	--	(41)	(943)
Pro forma net loss	$(1,596)	$(2,755)	$(4,171)	$(7,899)

Pro forma basic and diluted net loss per share	$(0.05)	$(0.08)	$(0.12)	$(0.23)

Shares used in computing pro forma basic and diluted net loss per share	35,386	34,375	35,226	34,272

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$ 56,730	$ 40,206
Short-term investments	42,331	66,599
Accounts receivable, net	11,366	13,934
Prepaid expenses and other current assets	4,231	4,246

Total current assets	114,658	124,985
Property and equipment, net	4,573	3,937
Intangible assets, net	786	993
Restricted cash	11,136	11,113
Long-term investments	2,294	--
Other assets	459	469

Total assets	$133,906	$141,497
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 2,160	$ 1,086
Accrued vacation	1,790	1,513
Accrued liabilities	5,732	5,407
Current portion of deferred revenue	6,754	7,731
Current portion of restructuring accrual	9,253	9,554
Current portion of capital lease	--	33

Total current liabilities	25,689	25,324
Long-term deferred revenue	288	699
Long-term restructuring accrual	38,468	42,891
Other long-term liabilities	27	22

Total liabilities	64,472	68,936
Stockholders'equity	69,434	72,561

Total liabilities and stockholders' equity	$133,906	$141,497

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